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                                                                  EXHIBIT (d)(1)

                                                                  EXECUTION COPY















                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 12, 2000


                                      AMONG

                           TECHNICAL OLYMPIC USA, INC.
                             A DELAWARE CORPORATION,

                            HELIOS ACQUISITION CORP.
                             A FLORIDA CORPORATION,


                                       AND

                                ENGLE HOMES, INC.
                              A FLORIDA CORPORATION


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                                TABLE OF CONTENTS

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ARTICLE I.  THE TENDER OFFER......................................................................................2
   1.1    The Offer...............................................................................................2
   1.2    SEC Filings.............................................................................................3
   1.3    Company Action..........................................................................................5
   1.4    Composition of the Company Board........................................................................5

ARTICLE II.  THE MERGER...........................................................................................7
   2.1    The Merger..............................................................................................7
   2.2    Closing.................................................................................................7
   2.3    Effective Time..........................................................................................7
   2.4    Effect of the Merger....................................................................................7
   2.5    Articles of Incorporation...............................................................................7
   2.6    Bylaws..................................................................................................7
   2.7    Officers and Directors of Surviving Corporation.........................................................7
   2.8    Effect on Capital Stock.................................................................................8
   2.9    Surrender and Payment...................................................................................8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES.....................................................................11
   3.1    Representations and Warranties of the Company..........................................................11
   3.2    Representations and Warranties of Parent and Acquisition...............................................18

ARTICLE IV. ACTIONS PRIOR TO THE MERGER..........................................................................19
   4.1    Covenants Relating to Conduct of Business of the Company...............................................19
   4.2    HSR Act Filings........................................................................................21
   4.3    Approval by the Company's Shareholders.................................................................21
   4.4    No Solicitation of Offers; Notice of Proposals from Others.............................................22
   4.5    Takeover Statutes......................................................................................23
   4.6    Third Party Standstill Agreements......................................................................24
   4.7    Stock Options..........................................................................................24
   4.8    Financing Covenants of Parent and Acquisition..........................................................24
   4.9    Maintenance of Parent Funds............................................................................24

ARTICLE V.  CONDITIONS PRECEDENT.................................................................................24
   5.1    Conditions to Each Party's Obligation to Effect the Merger.............................................24

ARTICLE VI.  TERMINATION.........................................................................................25
   6.1    Termination............................................................................................25
   6.2    Manner of Terminating Agreement........................................................................28
   6.3    Effect of Termination..................................................................................28

ARTICLE VII.  ABSENCE OF BROKERS.................................................................................29
   7.1    Representations and Warranties Regarding Brokers and Others............................................29

ARTICLE VIII.  OTHER AGREEMENTS..................................................................................29
   8.1    Other Actions; Filings; Consents.......................................................................29
   8.2    Notification of Certain Matters........................................................................30


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

ARTICLE IX.  GENERAL.............................................................................................30
   9.1    Expenses...............................................................................................30
   9.2    Directors' and Officers' Insurance and Indemnification.................................................30
   9.3    Third Party Beneficiaries..............................................................................31
   9.4    Access to Properties, Books and Records................................................................31
   9.5    Press Releases.........................................................................................31
   9.6    Entire Agreement.......................................................................................32
   9.7    Captions...............................................................................................32
   9.8    Prohibition Against Assignment.........................................................................32
   9.9    Definitions............................................................................................32
   9.10   Notices and Other Communications.......................................................................33
   9.11   Governing Law..........................................................................................34
   9.12   Amendments.............................................................................................34
   9.13   Counterparts...........................................................................................34

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         This AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2000 (this
"Agreement"), by and among TECHNICAL OLYMPIC USA, INC., a Delaware corporation ("Parent"), HELIOS ACQUISITION CORP., a Florida corporation and a wholly owned Subsidiary of Parent ("Acquisition"), and ENGLE HOMES, INC., a Florida corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Parent, Acquisition and the Company have each approved the Offer (as defined herein) and the Merger (as defined herein) and have determined that it is in the best interests of their respective companies and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Acquisition and the Company have approved the merger of Acquisition with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the "FBCA"), whereby each issued and outstanding share of Company Common Stock (as defined herein) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per share in cash actually paid in the Offer;

         WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously approved this Agreement, the Shareholders Agreement (as defined below), the Offer and the Merger, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and is recommending that the Company's shareholders accept the Offer, tender their shares of Company Common Stock thereunder and adopt and approve the Merger and this Agreement;

         WHEREAS, Parent, Acquisition and the shareholders of the Company named therein have entered into a Stock Voting and Tender Agreement dated as of the date hereof (the "Shareholders Agreement");

         WHEREAS, simultaneously with the execution and delivery of this Agreement, certain corporate officers and certain key employees of the Company are entering into employment agreements (the "Employment Agreements") with the Company, which have been approved by a committee of independent and disinterested members of the Company Board and which will become effective immediately preceding the consummation of the Offer;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


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                                   ARTICLE I.

                                THE TENDER OFFER

         1.1 THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and none of the conditions set forth in Annex A hereto (the "Offer Conditions") shall have occurred or be existing, within six Business Days of the date hereof, Acquisition will, and Parent will cause Acquisition to, commence a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") at a price per share of the Company Common Stock of U.S. $19.10 net to the seller in cash (such price, or any higher price paid in the Offer, the "Price Per Share") upon the terms and conditions set forth in this Agreement, including Annex A hereto.

                  (b) Provided that this Agreement shall not have been terminated in accordance with Article VI hereof, the obligation of Acquisition to, and Parent to cause Acquisition to, accept for payment, purchase and pay for any Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions including the condition that at least that number of shares of Company Common Stock equivalent to a majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis on the date such shares are purchased pursuant to the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"); provided that for the purpose of determining whether the Minimum Condition has been met, any shares of Company Common Stock that have been acquired by Parent pursuant to the option granted to Parent in the Shareholders Agreement shall be deemed to have been validly tendered and not withdrawn prior to the expiration of the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to Acquisition pursuant to the Offer. Acquisition expressly reserves the right, in its sole discretion, to waive any of the Offer Conditions (other than the Minimum Condition), to increase the consideration payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that Acquisition will not, and Parent will cause Acquisition not to, without the prior written consent of the Company (such consent to be authorized by the Company Board): (i) waive the Minimum Condition, (ii) decrease the amount or change the form of consideration payable in the Offer, (iii) decrease the number of shares of Company Common Stock sought in the Offer, (iv) impose additional conditions to the Offer, (v) change any Offer Condition, (vi) amend any other term of the Offer in any manner materially adverse to the holders of Company Common Stock (other than Parent or Acquisition) or (vii) except as provided below, extend the Offer. Subject to the terms and conditions hereof, the Offer shall remain open until midnight, New York City time, on the date that is twenty Business Days after the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided, however, that without the consent of the Company Board, Acquisition may (x) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one or more periods (each such period shall not exceed ten Business
Days) until such time as such conditions are satisfied or waived, (y) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer, or (z) extend the Offer for an aggregate period of not more than ten Business Days beyond the latest

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expiration date that would otherwise be permitted under clause (x) or (y) of this sentence if on such expiration date the Offer Conditions shall have been satisfied or waived but there shall not have been tendered and not withdrawn that number of shares of Company Common Stock which would equal 80% or more of the then outstanding shares of Company Common Stock on a fully diluted basis (exclusive of unexercised options subject to an agreement of the type contemplated in clause (iii) of Section 4.7) and Parent and Acquisition irrevocably expressly waive any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer pursuant to this clause (z). Acquisition agrees that (i) if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer, then Acquisition shall, and Parent shall cause Acquisition to, extend the Offer for a period of not more than ten Business Days if requested to do so by the Company (provided that the Company shall be entitled to make only one such request) and
(ii) if on the scheduled expiration date all of the Offer Conditions have been satisfied except for the condition set forth in clause (iii) of paragraph (c) of Annex A and less than 10 Business Days have passed since Parent gave the written notice contemplated by such clause, then Acquisition shall, and Parent shall cause Acquisition to, extend the Offer until the date that is 10 Business Days after such notice if requested to do so by the Company (provided that the Company shall be entitled to make only one such request); provided that Acquisition shall not, pursuant to this or the preceding sentence, extend the Offer beyond the Outside Date (as defined below) or, if earlier, the date of termination of this Agreement in accordance with the terms hereof. On the terms of the Offer and subject to the Offer Conditions and this Agreement, Acquisition shall, and Parent shall cause Acquisition to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. Acquisition may, at its election, provide for a "subsequent offering period" for Company Common Stock (as contemplated by and in accordance with Rule 14d-11 promulgated under the Exchange Act).

         1.2 SEC FILINGS.

                  (a) As soon as reasonably practicable on the date of commencement of the Offer, Acquisition shall, and Parent shall cause Acquisition to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (as supplemented or amended from time to time, the "Schedule TO") to provide for the purchase of the issued and outstanding shares of Company Common Stock in accordance with the terms hereof. Parent and Acquisition agree, as to the Schedule TO, the Offer to Purchase and related Letter of Transmittal (which documents, as supplemented or amended from time to time, together constitute the "Offer Documents") will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition with respect to any information supplied by the Company or its officers, directors or affiliates in writing for inclusion in the Offer Documents or any amendment or supplement thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and Parent and Acquisition shall consider such comments in good faith. Parent and Acquisition agree to provide to the Company

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and its counsel any comments which Parent, Acquisition or their counsel may receive from the staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Offer Documents and any amendment or supplement thereto. Parent, Acquisition and the Company agree to promptly provide corrections to any information provided by any of them for use in the Offer Documents (to the party responsible for filing such documents) which shall have become false or misleading in any material respect, and Parent and Acquisition further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and to disseminate any revised Offer Documents to the Company's shareholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

                  (b) The Company Board shall recommend acceptance of the Offer to its shareholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (as supplemented or amended from time to time, the "Schedule 14D-9"), which the Company shall file with the SEC as soon as reasonably practicable on the date of commencement of the Offer and which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition or either of its officers, directors or affiliates in writing for inclusion in the Schedule 14D-9 or any amendment or supplement thereto; provided, however, that the Company Board may amend, modify or withdraw its recommendation, or make no recommendation, if the Company Board determines, following consultation with the Company's outside legal counsel, that such action is required in order to comply with applicable law. The Company will cooperate with Parent and Acquisition in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the shareholders of the Company. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Acquisition and their counsel any comments which the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Schedule 14D-9 and any amendment or supplement thereto. The Company, Parent and Acquisition agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Acquisition and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request. The Company hereby consents to the inclusion in the Offer Documents of the recommendations and approvals referred to in this Section 1.2.

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         1.3 COMPANY ACTION.

                  (a) The Company hereby represents and warrants to Parent and Acquisition that, the Company Board (at a meeting duly called and held) has unanimously (i) determined that each of this Agreement, the Offer and the Merger is fair to, and in the best interests of, the Company and the holders of Company Common Stock; (ii) approved this Agreement, the Offer, the Merger and the Shareholders Agreement, and the transactions contemplated hereby, in accordance with the provisions of the FBCA; and (iii) recommended the acceptance of the Offer, the tender of the Company Common Stock in the Offer and the approval and adoption of this Agreement and the Merger by the shareholders of the Company. Such approval by the Company Board constitutes adoption and approval of this Agreement, the Offer, the Merger and the Shareholders Agreement for purposes of Sections 607.0901 and 607.0902 of the FBCA.

                  (b) In connection with the Offer, the Company shall, not later than two Business Days after the date of this Agreement, cause its transfer agent to furnish Acquisition promptly with such information (including, to the extent the Company possesses or controls such information, a list of the record holders of the Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of Company Common Stock, lists of non-objecting beneficial owners of Company Common Stock and lists of security positions of Company Common Stock held in stock depositories, in each case as of the most recent practicable date), and shall thereafter render such assistance as Parent, Acquisition or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Acquisition shall (i) hold in confidence the information contained in any of such labels and lists; (ii) use such information only in connection with the Offer and the Merger; and (iii) if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession.

         1.4 COMPOSITION OF THE COMPANY BOARD.

                  (a) Promptly upon the acceptance for payment of, and payment by Acquisition in accordance with the Offer for, not less than a majority of the outstanding shares of Company Common Stock pursuant to the Offer, Parent and Acquisition shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Company Common Stock owned in the aggregate by Acquisition and/or Parent, upon such acceptance for payment, bears to the number of shares of Company Common Stock outstanding. Upon the written request of Parent or Acquisition and in the manner as directed in such request, the Company shall, on the date of such request, (i) either increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's and Acquisition's designees to be so elected or appointed to the Company Board (including by nomination and approval by the current Company Board) and (ii) cause Parent's and Acquisition's designees to be so elected or appointed, in each case as may be necessary to

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comply with the foregoing provisions of this Section 1.4(a). At such time, the
Company shall, if requested by Parent, also cause directors designated by Parent and Acquisition to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of each committee of the Company Board. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which Parent or Acquisition may have as a holder or beneficial owner of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

                  (b) The Company's obligation to cause designees of Parent and Acquisition to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to Parent or Acquisition and their designees as is required under Section 14(f) and Rule 14f-1; provided, however, Parent and Acquisition will supply to the Company in writing and be solely responsible for any information with respect to any of them and their designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and any other applicable rules and regulations.

                  (c) After the time that Parent's and Acquisition's designees constitute at least a majority of the Company Board and until the Effective Time, the Company Board shall always have at least two members (the "Independent Directors") who are neither officers of Parent or Acquisition nor designees, shareholders or affiliates of Parent or Acquisition or Parent's affiliates; provided that the Company shall continue to comply with The Nasdaq Stock Market requirements with respect to independent directors. During such period, any (i) amendment or termination of this Agreement by the Company, (ii) extension of time for the performance, or waiver, of the obligations or other acts of Parent or Acquisition or (iii) waiver of the Company's rights hereunder, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Company Board. If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill the vacancy, which designee shall not be a current or former officer or affiliate of Parent or Acquisition or any of Parent's affiliates, or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be current or former officers or affiliates of Parent or Acquisition or any of Parent's affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this
Section 1.4(c) to any committee of the Company Board.

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                                   ARTICLE II.

                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, Acquisition shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the FBCA.

         2.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable (but not later than the third Business Day) after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article V hereof (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Vinson & Elkins L.L.P. located at 2300 First City Tower, 1001 Fannin, Houston, Texas 77002, unless another place is agreed to in writing by the parties hereto.

         2.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Department of State of the State of Florida articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the FBCA and shall make all other filings, recordings or publications required under the FBCA or applicable law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the State of Florida, or at such other time as the parties may agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         2.4 EFFECT OF THE MERGER. At and after the Effective Time, the Merger will have the effects specified in the FBCA.

         2.5 ARTICLES OF INCORPORATION. At the Effective Time and without any further action on the part of the Company and Acquisition, the articles of incorporation of the Company shall be amended to read in their entirety as the articles of incorporation of Acquisition in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law, provided that such articles of incorporation shall be further amended to reflect Engle Homes, Inc. as the name of the Surviving Corporation.

         2.6 BYLAWS. The bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that references in the By-Laws to the Surviving Corporation shall be to Engle Homes, Inc.

         2.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers and directors of Acquisition and/or any individuals designated by Acquisition immediately prior to the Effective Time shall be the initial officers and directors, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as the case may be, or until their respective successors are duly elected and qualified.

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         2.8 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the
Merger and without any action on the part of Parent, Acquisition, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Acquisition:

                  (a) CAPITAL STOCK OF ACQUISITION. Each issued and outstanding share of capital stock of Acquisition shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED
STOCK. Each share of Company Common Stock that is owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company and each share of Company Common Stock that is owned by Parent or Acquisition shall automatically be canceled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Subject to
Section 2.9(h), at the Effective Time each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.8(b)) shall be converted into the right to receive the Price Per Share in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to
Section 2.9(h), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.9.

         2.9 SURRENDER AND PAYMENT.

                  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.8. Prior to the filing of the Articles of Merger with the Department of State of the State of Florida, Parent shall, or shall cause Acquisition to, deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding (and not to be canceled pursuant to Section 2.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (the "Payment Fund"). The Exchange Agent shall cause the Payment Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) promptly applied to making the payments provided for in Section 2.8(c). The Payment Fund shall not be used for any purpose that is not provided for herein.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled in accordance with Section 2.8(b), (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the

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Certificates in exchange for the Merger Consideration. Subject to Section
2.9(h), upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.9, each Certificate (other than Certificates representing shares of Company Common Stock held by Dissenting Shareholders (as defined below) or shares of Company Common Stock to be canceled pursuant to Section 2.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.
All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                  (d) UNCLAIMED FUNDS. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 2.9(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any portion of the Merger Consideration made available to the Exchange Agent to pay for Company Common Stock for which dissenters' rights have been perfected shall be returned to Parent, upon demand.

                  (e) NO LIABILITY. None of Parent, Acquisition, the
Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) INVESTMENT OF FUNDS. The Payment Fund shall be invested by the Exchange Agent in obligations of, or guaranteed by, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days. All earnings thereon shall inure to the benefit of Parent or Acquisition.

                  (g) LOST CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the granting of an indemnity reasonably satisfactory to Parent against any claim that may be made against it, the Surviving Corporation or the Exchange Agent, with respect to such Certificate, will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

                  (h) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, if required under the FBCA, but only to the extent required thereby, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders ("Dissenting Shareholders") who (i) have not voted in favor of or consented to the Merger, (ii) in the manner provided in Section 607.1320 of the FBCA, shall have delivered a written notice of intent to demand payment for such shares of Company Common Stock if the Merger is effectuated in the time and manner provided in the FBCA and (iii) shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA, shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through
607.1320 of the FBCA; provided, however, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, if any, shall thereupon be deemed to have had such person's shares of Company Common Stock converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein in accordance with the other provisions of this Section 2.9, without any interest or dividends thereon. Notwithstanding anything to the contrary contained in this Section 2.9(h), if (A) the Merger is rescinded or abandoned or
(B) the shareholders of the Company revoke the authority to effect the Merger, then the right of any Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder's shares of Company Common Stock pursuant to Section
607.1302 of the FBCA shall cease as provided in Section 607.1320 of the FBCA. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Company Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Acquisition as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than, to the extent necessary, approval of the Merger and of this Agreement by the shareholders of the Company, have been taken. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement by each of Parent and Acquisition, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Company Board has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and has adopted this Agreement and has voted to recommend to the Company's shareholders to accept the Offer, tender their shares of Company Common Stock thereunder and that they vote in favor of approving and adopting the Merger and this Agreement.

                  (c) Except as shown on Schedule 3.1-C, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the articles of incorporation or bylaws of the Company or any of the terms of any material agreement or instrument to which either the Company or any of its Subsidiaries is a party or by which any of them is bound. Included on Schedule 3.1-C are all material agreements or instruments to which either the Company or any of its Subsidiaries is a party or by which any of them is bound under which the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement or the consummation of the transactions contemplated by this Agreement would give rise to a right of termination, amendment, cancellation or the loss of a material benefit under such agreement or instrument, or the acceleration or maturity of any material obligation or the creation of any "put" right or offer or requirement to purchase or any lien, pledge, security interest, charge or other encumbrance on any assets of the Company or any of its Subsidiaries.

                  (d) Except (i) as shown on Schedule 3.1-D and (ii) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act (including the filing with the SEC of the Schedule 14D-9), (B) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (C) the FBCA, no governmental filings, authorizations, approvals, or consents, or other governmental actions are required to permit the Company to fulfill all its obligations under this Agreement, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which would not have a Material Adverse Effect on the Company.

                  (e) The Company and each of its Subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" on a company means a material adverse effect on (i) the business, operations, results of operations, properties, assets, liabilities or financial condition of that company and its Subsidiaries taken as a whole or (ii) the ability of that company to consummate the Offer or the Merger, other than a material adverse effect resulting from (x) a change in United States generally accepted accounting principles ("GAAP"), (y) a change or occurrence affecting the homebuilding industry generally, or (z) a change in general economic conditions (including, without limitation, a change in interest rates).

                  (f) The only authorized stock of the Company is 25,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 11, 2000, there were 10,871,539 shares of Company Common Stock outstanding and no shares of preferred stock outstanding. Except as set forth above and except for shares issued upon exercise since October 11, 2000 of employee stock options granted on or prior to October 11, 2000, the Company has no outstanding shares of capital stock. All the outstanding shares of Company Common Stock have been duly authorized and issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights. Except as shown on Schedule 3.1-F, the Company has no outstanding options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its capital stock. Schedule 3.1-F sets forth all options for Company Common Stock outstanding as of October 11, 2000 and includes the names of the grantees of such options, the number of shares subject to such options, the exercise prices thereof and the dates on which such options expire.

                  (g) The number of shares of Company Common Stock which the Company repurchased between October 31, 1999 and the date of this Agreement did not exceed 508,500 shares and the total amount the Company paid for those shares did not exceed $5.1 million. The Company has not repurchased any Company Common Stock since July 27, 2000.

                  (h) Except as shown on Schedule 3.1-H, (i) each of the Company's Subsidiaries has been duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) each of the Business Entities (as defined below) is wholly owned, directly or indirectly, by Parent, (iii) all the shares of issued and outstanding capital stock of each of the Company's Subsidiaries which is a corporation are owned by the Company or a Subsidiary of the Company and are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights, (iv) none of the Company's Subsidiaries has issued any options, warrants or convertible or exchangeable securities,
         (v) none of Company or any of the Company's Subsidiaries is a party to any agreements which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any Subsidiary to issue or sell any stock or other equity interests in any of the Company's Subsidiaries, and (vi) there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's Subsidiaries.

                  (i) The Company has filed with the SEC all forms, statements, reports and documents required to be filed under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations thereunder since October 31, 1996.

                  (j) The Company's Annual Report on Form 10-K for the year ended October 31, 1999 (the "Company 1999 10-K") and its Quarterly Reports on Form 10-Q for the interim periods ended January 31, 2000, April 30, 2000 and July 31, 2000 (the "Company 2000 10-Q's") which the Company filed with the SEC, at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 1999 10-K were prepared, and the financial information included in the Company 2000 10-Q's was derived from financial statements which were prepared in accordance with GAAP applied on a consistent basis (except as permitted by Rule 10-01 of Regulation S-X and except that financial information included in the Company 2000 10-Q's is subject to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition and the consolidated results of operations of the Company and its Subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after July 31, 2000.

                  (k) Since October 31, 1999, (i) the Company and its Subsidiaries have in all material respects conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to October 31, 1999, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on the Company.

                  (l) The Company and it Subsidiaries have at all times complied, and currently are complying, with all applicable federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

                  (m) Except as shown on Schedule 3.1-M, the Company and its Subsidiaries have all licenses and permits which are required to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

                  (n) The Company and each of its Subsidiaries and each business entity in which the Company or any of its Subsidiaries owns an equity interest (each, a "Business Entity") has filed when due (taking account of extensions) all Tax Returns (as defined below) relating to federal and state income taxes (other than states for which the Tax Returns are not material), and all other material Tax Returns, which it has been required to file and has paid in full all Taxes shown to be due on those returns or subsequent assessments with respect thereto. Those Tax Returns are true, correct and complete in all material respects and accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the Subsidiary or the Business Entity and for which the Company has provided adequate reserves (in accordance with GAAP) on the balance sheet at July 31, 2000 included in the Company's Quarterly Report on Form 10-Q for the nine-month period ended July 31, 2000 (the "Company July 10-Q"). The Company has maintained all documents, books and records as are required to be maintained by it and its Subsidiaries and Business Entities under applicable Tax laws, rules and regulations. The Company and its Subsidiaries and Business Entities have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Except as shown on Schedule 3.1-N, (i) no extension of time given by the Company or any of its Subsidiaries or Business Entities for assessment of Tax with respect to any of their federal income Tax Returns or other material Tax Returns is in effect, (ii) no Tax lien has arisen and no Tax lien or levy has been filed by any taxing authority against the Company or any of its Subsidiaries or Business Entities or any of their assets relating to Taxes in excess of $50,000 in any instance, or $250,000 in aggregate (other than for current Taxes not yet due and payable), (iii) no federal income Tax Return, or state, local or foreign Tax Return, of the Company or any Subsidiary or Business Entity, is the subject of a pending audit or other administrative proceeding or court proceeding, (iv) neither the Company nor any Subsidiary or Business Entity is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between the Company and its direct or indirect wholly owned Subsidiaries or among direct or indirect wholly owned Subsidiaries of the Company), (v) neither the Company nor any Subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) estimated Taxes paid and the liabilities and reserves for Taxes reflected in the consolidated balance sheet at July 31, 2000 included in the Company July 10-Q cover all Taxes for all periods ended at or prior to the date of such balance sheet and have been determined in accordance with GAAP and there is no material liability for Taxes attributable to any period beginning after the date of such balance sheet other than Taxes arising in the ordinary course of business and other than Tax liabilities assumed or incurred in the purchase of real estate in the ordinary course of business which are not material in the aggregate, (vii) no event, transaction, act or omission has occurred which could reasonably be expected to result in the Company's becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company other than its Subsidiaries, and the Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes, (viii) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method, and (ix) neither the Company nor any Subsidiary has filed a consent pursuant to
         Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary. For the purposes of this Agreement, the term "Taxes" means taxes of any kind (including, but not limited to, income, franchise, sales and use, excise, real property, personal property and withholding taxes), assessments, fees, levies and other governmental charges, together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts. For the purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (o) (i) The Company and its Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental and Land Use Laws in a manner which would have a Material Adverse Effect on the Company, (ii) except as shown on
         Schedule 3.1-O, neither the Company nor any Subsidiary has received any written notice of material noncompliance or material liability under any Environmental and Land Use Law which is now pending, (iii) neither the Company nor any Subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a Subsidiary, and there was no condition on any property formerly owned or leased by the Company or a Subsidiary while the Company or a Subsidiary owned or leased that property, that would be a basis for liability of the Company or a Subsidiary under any Environmental and Land Use Law, in each case, which would have a Material Adverse Effect on the Company; (iv) except as shown on Schedule 3.1-O, and except for those which would not have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary is subject to any order of any court or governmental agency requiring the Company or any Subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental and Land Use Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company; (v) there has not been exposure of persons to a release or threatened release of hazardous materials in connection with the operations of the Company or its Subsidiaries that could reasonably be expected to lead to tort claims by third parties of damages or compensation that individually or in the aggregate would constitute a Material Adverse Effect; (vi) there has not been any physical injury to any person, persons, or property in connection with the operations of the Company or its Subsidiaries that could reasonably be expected to lead to tort or workers' compensation claims of damages or compensation that individually or in the aggregate would constitute a Material Adverse Effect; and (vii) except as shown on Schedule 3.1-O and except for those which would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries have no knowledge regarding any currently proposed Environmental and Land Use Laws or other organized initiatives that would prohibit or otherwise substantially restrict any of the Company's and Subsidiaries' existing operations or businesses. As used in this Agreement, the term "Environmental and Land Use Law" means any federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to (i) the protection of health, safety, or the environment, and (ii) classification and/or restrictions on the use of privately owned real property such as zoning laws, laws restricting the development of real property for residential housing, moratoria on building permits, and other similar conservation or land use laws or regulations.

                  (p) Schedule 3.1-P contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, equity-based compensation, incentive, deferred compensation or other benefit or compensation plans, programs or arrangements, and all employment, severance, consulting or other similar contracts or agreements (except for any employment or consulting contract or agreement that is for an amount which does not exceed $50,000 and is terminable within 30 days without penalty) to which the Company or any Subsidiary is a party or with respect to which the Company or any Subsidiary has any obligation (collectively, the "Plans"). The Company has made available to Parent or Acquisition true and complete copies of each Plan that is in writing (and summaries of those Plans that are not in writing) and each material document prepared in connection with each such Plan. Except as specifically provided by this Agreement, neither the Company nor any Subsidiary has any commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

                  (q) Except as set forth on Schedule 3.1-Q, (i) none of the Plans is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan, as defined in Section 3(37) of ERISA; (ii) each Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and the Company has no knowledge that any amendment or other action or omission has occurred that would adversely affect its qualification; (iii) each Plan is now and has always been operated in all material respects in accordance with the requirements of all applicable laws, and the Company and each

         Subsidiary have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan; (iv) the Company's financial statements contained in the Company July 10-Q reflect an accrual (through July 31, 2000) of all material amounts of employer contributions and premiums accrued but unpaid with respect to the Plans; (v) no Plan has any liability to provide benefits to any person following his termination of employment, except as may be required by part 6 of subtitle B of title I of ERISA; and (vi) each Plan may be unilaterally terminated at any time by the Company or a Subsidiary without material liability.

                  (r) (i) There are no material employment related controversies and there is not any labor strike, organized work stoppage, slowdown, lockout, or other organized labor controversy pending and, to the knowledge of the Company or any Subsidiary, none of the above is threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor does the Company or any Subsidiary know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company and each Subsidiary is in compliance with all applicable laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

                  (s) The Company Board has received the oral opinion of Salomon Smith Barney Inc., financial advisor to the Company (which opinion will be confirmed in writing within two days of receipt of such opinion), dated the date of this Agreement, in form satisfactory to the Company and the Company Board, to the effect that, as of such date, the cash consideration to be received in the Offer and the Merger is fair from a financial point of view to the holders of Company Common Stock (other than to Parent and its affiliates), and such opinion has not been withdrawn or materially adversely modified. A true and correct copy of this opinion will be provided to Parent for informational purposes.

                  (t) Except as shown on Schedule 3.1-T, there are no contracts, agreements or other arrangements which could reasonably be expected to result in the payment by the Company or by any Subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code.

                  (u) Schedule 3.1-U includes a list and description of all claims or litigation to which the Company of any of its Subsidiaries is a party with potential exposure greater than $10,000. Except as is described in the Company 1999 10-K or a subsequent report filed with the SEC, neither the Company nor any Subsidiary is a party to any litigation which is required to be disclosed in an Annual Report on Form 10-K of the Company or, if determined adversely to the Company or any of its Subsidiaries, would have a Material Adverse Effect on the Company.

                  (v) No "fair price," "moratorium," "control share acquisition," "interested shareholder," "business combination" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the articles of incorporation of the Company or bylaws of the Company is applicable to the Offer, the Merger, this Agreement, the Shareholders Agreement, or any of the transactions contemplated by this Agreement. The Company does not have any shareholder rights plans or similar anti-takeover device in effect.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION. Each of Parent and Acquisition represents and warrants to the Company as follows:

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Acquisition is a wholly owned Subsidiary of Parent.

                  (b) Each of Parent and Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of Parent and Acquisition to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed and delivered by each of Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Acquisition or any of the terms of any agreement or instrument to which either Parent or Acquisition is a party or by which either of them is bound, except for violations, breaches, or defaults that could not prevent or materially delay the consummation of the Offer and/or the Merger.

                  (d) Except as shown on Schedule 3.2-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit each of Parent and Acquisition to fulfill all its obligations under this Agreement.

                  (e) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent which if determined adversely to Parent or such Subsidiary would prevent or materially delay the Offer or prevent or materially delay the Company from consummating the Merger or the other transactions contemplated by this Agreement.

                  (f) Parent (i) has delivered a true and correct copy of a financing commitment letter issued by Bank of America, N.A. to Parent, which financing, together with funds set forth in clause (ii) below and such other funds that may be available from the Company after consummation of the Offer, will provide the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement and to fund the related option cancellation payments and all fees and expenses related to transactions contemplated in this Agreement, (ii) has received and retained a subordinated loan from its ultimate parent company (or a subsidiary thereof) of at least $80 million, which loan is subordinated to all obligations of Parent to the Company pursuant to or arising under this Agreement and (iii) has no material indebtedness owed to any person.

                  (g) Acquisition is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of Acquisition, the commencement of the Offer, the negotiation and execution of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby. Acquisition has no Subsidiaries.

                                   ARTICLE IV.

                           ACTIONS PRIOR TO THE MERGER

         4.1 COVENANTS RELATING TO THE CONDUCT OF BUSINESS OF THE COMPANY. From the date of this Agreement until the earlier of (i) the Effective Time, (ii) such time as designees of Parent and Acquisition shall constitute a majority of the Company Board, and (iii) such time as this Agreement may be terminated in accordance with Article VI, the Company will, and will cause each of its Subsidiaries to, except as expressly contemplated or permitted by this Agreement, as set forth in Schedule 4.1 attached hereto, or with the written consent of Parent:

                  (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

                  (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

                  (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty and maintain in effect all insurance policies (or substitute policies with substantially similar coverage) in effect as of the date of this Agreement.

                  (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at October 31, 1999 included in the Company 1999 10-K or under the Company's Credit Agreement, as amended, with lenders for which SunTrust Bank, South Florida, National Association is the administrative agent and NationsBank, N.A. is the documentation agent (the "Credit Agreement").

                  (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

                  (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its shareholders (other than payments by Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company).

                  (g) Not make any loans or advances (other than advances for travel and other normal business expenses and other advances to non-officers that do not exceed $50,000 in the aggregate) to shareholders, directors, officers or employees.

                  (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

                  (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

                  (j) Not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business; provided that any new land purchase contract exceeding $8 million and any new land sale contract (other than an individual lot sale) is deemed not to be in the ordinary course of business.

                  (k) Not enter into or amend any employment, severance or similar agreements or arrangements (other than the hiring of any non-officer for at-will employment), or increase the salaries of any employees (other than through normal annual increases or as required by any Plan existing on the date of this Agreement).

                  (l) Not adopt or become an employer with regard to any employee compensation, employee benefit or post-employment benefit plan or amend any Plan.

                  (m) Not amend its articles of incorporation or bylaws.

                  (n) Not (i) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock.

                  (o) Not intentionally take, or intentionally fail to take, any action that would result in any of the representations and warranties of the Company contained in this Agreement not being complete and accurate;

                  (p) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (o) above.

         4.2 HSR ACT FILINGS. The Company and Parent will each make as promptly as practicable any filing that may be required under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take, if applicable, all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Parent will each provide information and cooperate in all other respects to assist the other of them in making its filing, or securing an exemption from filing, under the HSR Act.

         4.3 APPROVAL BY THE COMPANY'S SHAREHOLDERS.

                  (a) If required by the FBCA or any other applicable law or the Company's articles of incorporation or bylaws in order to consummate the Merger or if Parent, in its sole discretion, shall so request, subsequent to the acceptance for payment of and payment for the shares of Company Common Stock pursuant to the Offer, the Company shall, at Parent's option and direction and as soon as practicable either (i) duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") or (ii) submit the Merger to its shareholders for approval through shareholder action by written consent in lieu of a meeting for the purpose of obtaining the required votes or consents of the shareholders of the Company, and, the Company shall, through the Company Board, recommend to its shareholders that they vote in favor of the approval and adoption of this Agreement and the Merger; provided, however, that the Company Board may amend, modify or withdraw its recommendation if the Company Board determines, following consultation with the Company's outside legal counsel, that such action is required in order to comply with applicable law and so long as the Company Board submits the Merger to the Company's shareholders for approval at a meeting or by written consent with no recommendation and in accordance with FBCA Section 607.1103(2)(a). If applicable, Parent and Acquisition shall vote or cause to be voted all the shares of Company Common Stock owned of record by Parent, Acquisition or any other Subsidiary of Parent in favor of the approval and adoption of the Merger and this Agreement.

                  (b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Parent, Acquisition or any other Subsidiary of Parent shall beneficially own, in the aggregate, at least 80% of the issued and outstanding shares of the Company Common Stock and Parent, in its sole discretion, shall elect to effect the Merger pursuant to Section 607.1104 of the FBCA, the Company shall not be required to call the Company Shareholders Meeting or to file or mail a proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement") or an information statement relating to approval of the Merger and this Agreement by written consent (the

         "Information Statement"), and the parties hereto shall, at the request of Parent and subject to Article V, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of the Company Common Stock by Acquisition pursuant to the Offer without a meeting of shareholders of the Company in accordance with the FBCA.

                  (c) If required by applicable law or requested by Parent, as soon as practicable following Parent's request, subsequent to the acceptance for payment of and payment for the shares of Company Common Stock pursuant to the Offer, the Company and Parent shall prepare and file with the SEC the Proxy Statement or the Information Statement, as applicable. Each of the Company and Parent shall use reasonable best efforts to cause the Proxy Statement or Information Statement, as applicable, to be mailed to the Company's shareholders as promptly as practicable and to solicit proxies, if applicable, in favor of the adoption of this Agreement and the approval of the Merger; provided, however, in the event the Company Board withdraws its recommendation for the adoption of this Agreement and the approval of the Merger, the Company shall solicit proxies regarding this Agreement and this Merger in a neutral fashion; provided that such obligation to solicit proxies in a neutral fashion shall not prohibit the Company Board from communicating the basis for its determination not to make a recommendation to the extent required by FBCA Section 607.1103(2)(a).

                  (d) Unless required by the rules of the National Association of Securities Dealers, subsequent to Acquisition's acceptance of the Company Common Stock pursuant to the Offer and prior to the Effective Time, the Company shall not take any action to cause the Company Common Stock to be removed from quotation on The Nasdaq National Market System and de-registered under the Exchange Act.

         4.4 NO SOLICITATION OF OFFERS; NOTICE OF PROPOSALS FROM OTHERS.

                  (a) Neither the Company nor any of its Subsidiaries will, and the Company will use its best efforts to cause its and its Subsidiaries' respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (x) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing information) any inquiry or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group other than Parent or its affiliates (a "Third Party") with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or a significant equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company or any of its Subsidiaries (any of those transactions being an "Acquisition Transaction") or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the material transactions contemplated by this Agreement; provided however, that the Company may, in response to a proposal which was not solicited after the date of this Agreement, furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (A) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that the Third Party is financially capable of completing the transaction that is the subject of the proposal and that, if completed, that transaction would result in greater value to the Company's shareholders than the transactions contemplated by this Agreement and would be more favorable to the Company and its shareholders than the transactions contemplated by this Agreement and
         (B) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between Parent and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or any payments by the Company. Nothing in this Section will prohibit the Company Board from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

                  (b) The Company will (w) no later than the end of the first Business Day after the Company receives an inquiry, proposal or offer with respect to a possible Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Acquisition Transaction or for access to its or any of its Subsidiaries' properties, books or records by any Third Party that informs the Company Board that the Third Party is considering making, or has made, a proposal or offer with respect to an Acquisition Transaction (any such inquiry, proposal, offer or request being an "Acquisition Proposal"), notify Parent in writing of the inquiry, proposal, offer or request, (x) in that written notice, indicate in reasonable detail the terms and conditions of the proposal or offer and, to the extent consistent with agreements to which the Company is bound as of the date of this Agreement, the identity of the Third Party (including the name of the Third Party) and, (y) promptly notify Parent of any determination by the Company Board that the Company should furnish information to, or engage in discussions or negotiations with, any Third Party, and (z) keep Parent reasonably informed of the progress of any discussions or negotiations with any Third Party.

                  (c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent and Acquisition) which have been conducted before the date of this Agreement with respect to any possible Acquisition Transaction, and, if contacted by any such parties, will inform any such parties of the Company's obligations under this Section 4.4.

         4.5 TAKEOVER STATUTES. If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

         4.6 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, and unless the Company Board determines in good faith, based upon the advice of the Company's outside legal counsel, that such action is required to comply with applicable law, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than involving Parent). Subject to the foregoing, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof and any court having jurisdiction.

         4.7 STOCK OPTIONS. As promptly as practicable following the execution of this Agreement, the Company shall use its best efforts (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to cause each holder of an unexercised and then-outstanding option for Company Common Stock granted under any Company employee benefit plan or otherwise to either (i) exercise all such options prior to the consummation of the Offer, (ii) execute and deliver an agreement with the Company and Parent prior to the consummation of the Offer agreeing to exercise all unexercised options immediately preceding the consummation of the Merger and acknowledging that all such options shall be canceled and cease to be outstanding upon consummation of the Merger or (iii) execute and deliver an agreement with the Company and Parent prior to the consummation of the Offer agreeing to exchange such options within five days following the consummation of the Offer for payment of an amount in respect thereof equal to the product of
(1) the excess, if any, of the Price Per Share over the per share exercise price thereof and (2) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

         4.8 FINANCING COVENANTS OF PARENT AND ACQUISITION. Parent and Acquisition shall keep the Company reasonably apprised as to the status of the financing to be obtained in connection with the Offer and the Merger and the related documentation.

         4.9 MAINTENANCE OF PARENT FUNDS. Parent shall at all times prior to consummation of the Offer and the Merger refrain from (i) repaying any portion of the subordinated loan described in clause (ii) of Section 3.2(f) and (ii) making any distribution, dividend, loan or advance of the funds advanced to Parent pursuant to such subordinated loan to any person except for the purpose of consummating the Offer or the Merger.

                                   ARTICLE V.

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Acquisition to effect the Merger are subject to the satisfaction or waiver (subject to Section 1.4(c)) on or prior to the Effective Time of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and the Merger to the extent required by law.

                  (b) NO INJUNCTION OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used its commercially reasonable efforts (subject to the other terms and conditions of this Agreement) to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered prior to it having become final and nonappealable.

                  (c) REQUIRED REGULATORY APPROVALS. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any governmental entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company or prevent the Company, Parent or Acquisition from consummating the Merger (collectively, "Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

                  (d) COMPLETION OF THE OFFER. Acquisition shall have purchased, pursuant to the terms and conditions of the Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Acquisition shall be entitled to rely on this condition if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                                   ARTICLE VI.

                                   TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the shareholders of the Company:

                  (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  (b) By either the Company or Parent if (i) the Offer shall have expired without any Shares being purchased pursuant thereto, or (ii) the Offer shall not have been consummated by the date which is four months from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date;

                  (c) By either the Company or Parent if any court or other governmental entity shall have issued an order, decree or ruling or taken any other action (that has not been vacated, withdrawn, or overturned) permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) By Parent, prior to the purchase by Acquisition of shares of Company Common Stock pursuant to the Offer, if (i) the Company Board (or any committee thereof) shall have withdrawn or adversely modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or this Agreement or the Company Board, upon request by Parent following receipt by the Company of an Acquisition Proposal, shall fail to reaffirm such approval or recommendation within ten Business Days after such request or shall have resolved to do any of the foregoing; (ii) the Company Board shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than transactions contemplated by this Agreement; (iii) a tender offer or exchange offer is commenced for shares of Company Common Stock (other than by Parent or an affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (iv) any Person other than Parent, Acquisition, or any of their affiliates or any group of which any of them is a member, shall have entered into a definitive agreement or an agreement in principle with the Company or any of its Subsidiaries with respect to an Acquisition Proposal or the Company Board (or any committee thereof) shall have approved any of the foregoing;

                  (e) By Parent, prior to the purchase by Acquisition of shares of Company Common Stock pursuant to the Offer, if (i) any of the representations and warranties of the Company contained in this Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of the Company contained in this Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality or to Material Adverse Effect, in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company, as if such representations and warranties were made as of such time on or after the date of this Agreement (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall not be so complete and accurate in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company as of such specific date); or
(ii) any of the representations and warranties contained in Section 3.1(f) or
Section 3.1(h) are not complete and accurate in all material respects as of such time on or after the date of this Agreement; provided that for the purposes of this provision, the representations and warranties contained in Section 3.1(h) shall be deemed complete and accurate in all material respects if they are complete and accurate in all material respects with respect to the Significant Subsidiaries listed on Schedule 6.1-E, (iii) the Company has breached in any material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten Business Days after written notice from Parent, or (iv) any change or event shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect on the Company;

                  (f) By the Company, if (i) it is determined that any of the representations and warranties of Parent or Acquisition contained in this Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of Parent and Acquisition contained in this Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality, in a manner that has, or could reasonably be expected to have, a material adverse effect on the ability of Parent or Acquisition to consummate the Offer or the Merger or (ii) Parent or Acquisition has breached in any material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten Business Days after written notice from the Company;

                  (g) By the Company, if Acquisition fails to (i) commence the Offer or keep the Offer open as required in Section 1.1 hereof or (ii) purchase validly tendered shares of the Company Common Stock in violation of the terms of the Offer and this Agreement; or

                  (h) By the Company, prior to the purchase by Acquisition of shares of Company Common Stock pursuant to the Offer, if (i) the Company receives an Acquisition Proposal in which a person or group (a "Potential Acquiror") makes a specific proposal for an Acquisition Transaction on specific terms (a "Firm Proposal"), or a Potential Acquiror commences a cash tender offer or exchange offer for at least a majority of the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) within 15 Business Days after the Company receives the Firm Proposal or the tender offer or exchange offer is commenced, the Company Board determines that the Firm Proposal or the tender offer or exchange offer is a Superior Proposal and resolves to accept the Superior Proposal, or to recommend that shareholders vote for, authorize, or tender their shares in response to, the Superior Proposal, unless Parent and Acquisition agree within five Business Days to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal, (iii) the Company has given Parent at least five Business Days' prior notice (A) of the terms of the Superior Proposal (including the consideration per share, valuing non-cash consideration as described below, which the Company's shareholders would receive as a result of the Superior Proposal), and
(B) that unless Parent agrees in writing within the five Business Day period to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal, as set forth in the notice, this Agreement will terminate, and (iv) the Company has (x) paid Parent $8.5 million, (y) reimbursed Parent for all the expenses which Parent or its Subsidiaries (including Acquisition) incurred in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants, commitment fees and other financing costs, and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) ("Parent Expenses") regarding which Parent has presented reasonable documentation to the Company, and (z) agreed in writing to reimburse Parent for all Parent Expenses for which Parent subsequently presents reasonable documentation to the Company (up to a total reimbursement of Parent Expenses under clauses (y) and (z) not exceeding $3 million). A "Superior Proposal" is a proposal for an Acquisition Transaction or a tender offer or exchange offer which (A) would result in the Company's shareholders' receiving consideration which is greater than the Price Per Share (valuing non-cash consideration at its fair value as determined in good faith by the Company Board after consultation with its financial advisor), (B) is not subject to the outcome of due diligence or any other form of investigation, and (C) is not subject to a financing contingency and is from a proposed acquiror which the Company Board determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (D) the Company Board determines in good faith to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement. A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Parent consents in writing to its being withdrawn by the Company) and (unless Parent and Acquisition agree within five Business Days to increase the Price Per Share to an amount per share at least as great as the consideration per share the Company's shareholders would receive as a result of the Superior Proposal) will result in the termination of this Agreement on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (iv) of the first sentence of this subparagraph.

         6.2 MANNER OF TERMINATING AGREEMENT. If at any time the Company or Parent has the right under Section 6.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement.

         6.3 EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated pursuant to Section
6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the obligations under the last sentence of Section 1.3(b), the agreement to reimburse expenses described in Section 6.1(h), this Section 6.3, Section 7.1, Section 9.1, the last sentence of Section 9.6, Section 9.12, Section 9.13, and Section 9.14. Nothing contained in this Section will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                  (b) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(d) or Section 6.1(e)(iii), then the Company shall pay Parent $8.5 million and up to $3 million of Parent Expenses incurred in connection with the Offer and Merger. In the event that (i) this Agreement is terminated pursuant to Section 6.1(b) and the Minimum Condition shall not have been satisfied or pursuant to Section 6.1(e)(i), (ii) or (iv), (ii) prior to such termination, an Acquisition Proposal was made or any Person (other than Parent or Acquisition) acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding voting securities of the Company or was granted an option or right to acquire more than 20% of such voting securities of the Company and (iii) an Acquisition Transaction is consummated within twelve months of the date of such termination, then the Company shall pay Parent $8.5 million and up to $3 million of Parent Expenses incurred in connection with the Offer and Merger. The amounts set forth in this Section 6.3(b) shall be payable by wire transfer of immediately available funds (i) in the event of a fee payable pursuant to the first sentence of this Section 6.3(b), on the date of termination by Parent and (ii) in the event of a fee payable pursuant to the second sentence of this Section 6.3(b), on the date such Acquisition Transaction is consummated. The Company acknowledges that the agreements contained in this Section 6.3(b) and 6.1(h) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Acquisition would not enter into this Agreement.

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

                                  ARTICLE VII.

                               ABSENCE OF BROKERS

         7.1 REPRESENTATIONS AND WARRANTIES REGARDING BROKERS AND OTHERS. The Company and Parent each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Banc of America Securities LLC acted as a financial adviser to Parent and Acquisition and Salomon Smith Barney Inc. acted as a financial advisor to the Company. Parent will pay all the fees and other charges of Banc of America Securities LLC. The Company will pay all the fees and other charges of Salomon Smith Barney Inc., which fees shall not exceed the amount set forth in the engagement letter referred to in the last sentence of this Section 7.1. The Company indemnifies Parent and Acquisition against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company in connection with the transactions which are the subject of this Agreement. Parent indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or any similar capacity by reason of services allegedly rendered to Parent or Acquisition in connection with the transactions which are the subject of this Agreement. The Company has provided a true and correct copy of the engagement letter (or any other arrangement for compensation) with Salomon Smith Barney Inc.

                                  ARTICLE VIII.

                                OTHER AGREEMENTS

         8.1 OTHER ACTIONS; FILINGS; CONSENTS. Subject to the terms and conditions contained in this Agreement, Parent and the Company each will (i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary (or, upon the reasonable request of any party, proper or appropriate) under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to this Agreement or the transactions contemplated by this Agreement under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws or regulations, (B) the HSR Act and any related governmental requests under that Act and (C) any other applicable or federal, state, local or foreign statutes, laws, rules or regulations, (iii) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iv) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by this Agreement under any anti-trust, trade or regulatory laws or regulations, (v) furnish the other of them, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement, (vi) furnish the other of them with all information and reasonable assistance which the other of them may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities and (vii) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely effects the ability of the parties to consummate the transactions contemplated by this Agreement to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Offer or the Merger or seeking material changes in the terms of the Offer or the Merger. At Parent's reasonable request, the Company shall use its commercially reasonable efforts to obtain each consent of any third party required to be obtained by the Company under any agreement or instrument to which either the Company or any or its Subsidiaries is a party or by which any of them is bound in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to obtain the consent of any of the Company's lenders or noteholders.

         8.2 NOTIFICATION OF CERTAIN MATTERS. The Company will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Parent and to report to Parent on the general status of its ongoing operations. Each party will give prompt notice to the other party of (i) any written notice or other communication from any third party alleging that the consent of that third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) its receipt of written notice of any governmental complaint, investigation or hearing, or any litigation, which may impair the parties' ability to consummate the transactions contemplated by this Agreement or may have a Material Adverse Effect on the Company, (iii) any change or event that in the party's good faith judgment is reasonably likely to impair the party's ability to consummate the transactions contemplated by this Agreement or is reasonably likely to have a Material Adverse Effect on the Company or (iv) the occurrence or the existence of any event that would, or could with a passage of time or otherwise, make any representation or warranty in this Agreement untrue.

                                   ARTICLE IX.

                                     GENERAL

         9.1 EXPENSES. Except as provided in Sections 6.1(h) and 6.3(b), the Company and Parent will each pay its own expenses (and Parent will pay Acquisition's expenses) in connection with the transactions which are the subject of this Agreement, including legal fees.

         9.2 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. (a) Parent and the Surviving Corporation will at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or any of its Subsidiaries ("Indemnified Parties"), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person's duties as a director, officer or employee of the Company or any of its Subsidiaries or affiliates, to the same extent and on the same terms (including with respect to advancement of expenses) provided in the Company's articles of incorporation or bylaws, or in any indemnification agreements, in effect on the date of this Agreement. Parent and the Surviving Corporation will pay all reasonable expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations of Parent and the Surviving Corporation under this Section.

         (b) Parent will cause the Surviving Corporation to keep in effect for at least six years after the Effective Time the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries at the date of this Agreement; provided that (i) Parent may substitute policies having the same coverage and amounts and containing terms and conditions which are no less advantageous to the persons who are currently covered by the Company's policies and with carriers comparable in terms of credit worthiness to those which have written the policies maintained by the Company at the date of this Agreement and (ii) neither Parent nor the Surviving Corporation will be required to pay an annual premium for that insurance in excess of three times the annual premium relating to the year during which this Agreement is executed, but if they are not able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as it can obtain for that amount.

         9.3 THIRD PARTY BENEFICIARIES. Except as specifically provided in
Section 9.2, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

         9.4 ACCESS TO PROPERTIES, BOOKS AND RECORDS. From the date of this Agreement until the Effective Time, the Company will, and will cause each of its Subsidiaries to, upon the reasonable request of Parent, give representatives of Parent full access during normal business hours to all of their respective properties, books and records. Until the Effective Time, Parent will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its Subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement),
(ii) becomes available to Parent or a Subsidiary from a third party which, insofar as Parent is aware, is not under an obligation to the Company, or to a Subsidiary of the Company, to keep the information confidential, (iii) was known to Parent or a Subsidiary before it was made available to Parent or its representative by the Company or a Subsidiary, (iv) otherwise is independently developed by Parent or a Subsidiary, or (v) Parent reasonably believes, based on the advice of independent counsel, is required to be included in the Offer Documents or, if applicable, the Proxy Statement or the Information Statement. If this Agreement is terminated prior to the Effective Time, Parent will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent from the Company or a Subsidiary in connection with the transactions which are the subject of this Agreement or evidence that such material has been destroyed by Parent.

         9.5 PRESS RELEASES. The initial press release with respect to the Offer and the Merger shall be a joint press release. Thereafter, the Company and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Offer or the Merger, except that nothing in this Section will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

         9.6 ENTIRE AGREEMENT. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Parent and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Parent or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         9.7 CAPTIONS. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         9.8 PROHIBITION AGAINST ASSIGNMENT. Neither this Agreement nor any right of any party under it may be assigned.

         9.9 DEFINITIONS. As used in this Agreement unless the context requires otherwise:

                  (a) "affiliate" means any Person directly or indirectly controlling, controlled by or under common control with such other Person at the time at which the determination of affiliation is being made. The term "control" (including, with correlative meanings, the term "controlled by" or "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

                  (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

                  (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in Section 13(d)(3) of the Exchange
Act).

                  (e) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any of its Subsidiaries of such Person do not have a majority of the voting and economic interests in such partnership) or
(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such

Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         9.10 NOTICES AND OTHER COMMUNICATIONS. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the Business Day after the day on which it is sent by a major nationwide overnight delivery service, or on the third Business Day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

              If to Parent or Acquisition:

                                    Technical Olympic USA, Inc.
                                    1200 Soldiers Field Drive
                                    Sugar Land, Texas 77479
                                    Attention: Holly A. Hubenak
                                    Facsimile No.: (281) 243-0116

                  with a copy to:

                                    James M. Prince
                                    Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin
                                    Houston, Texas 77002
                                    Facsimile No.:  (713) 758-5962

              If to the Company:

                                    Engle Homes, Inc.
                                    123 N.W. 13th Street
                                    Suite 300
                                    Boca Raton, Florida 33432
                                    Attention: David Shapiro
                                    Facsimile No.: (561) 338-5634

                  with a copy to:

                                    Bruce E. Macdonough
                                    Greenberg Traurig, LLP
                                    One E. Camelback Road
                                    Suite 1100
                                    Phoenix, AZ 85012
                                    Facsimile No.: (602) 744-7645

         9.11 GOVERNING LAW. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

         9.12 AMENDMENTS. This Agreement may be amended only by a document in writing signed by both the Company and Parent.

         9.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent, the Company and Acquisition have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day shown on the first page of this Agreement.

                                            ENGLE HOMES, INC.

                                            By: /s/ Alec Engelstein
                                            ------------------------------------
                                            Name:  Alec Engelstein
                                            Title: President

                                            TECHNICAL OLYMPIC USA, INC.

                                            By: /s/ Constantine Stengos
                                            ------------------------------------
                                            Name:  Constantine Stengos
                                            Title: President

                                            HELIOS ACQUISITION CORP.

                                            By: /s/ Constantine Stengos
                                            ------------------------------------
                                            Name:  Constantine Stengos
                                            Title: President

                                     ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Acquisition shall not be obligated to accept for payment any shares of Company Common Stock until the expiration of any waiting periods applicable under the HSR Act and Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange
Act) pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer if, (i) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the time of acceptance of any shares of Company Common Stock pursuant to the Offer any of the following shall occur:

                  (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") by any governmental entity:
(i) challenging the acquisition by Parent or Acquisition of shares of Company Common Stock or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitation (including any hold separate obligation) on Parent's, Acquisition's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole; or (iii) seeking to impose material limitations on the ability of Parent or Acquisition effectively to acquire or hold, or to exercise full rights of ownership of, the shares of Company Common Stock including the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the shareholders of the Company;

                  (b) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Agreement, the Offer, or the Merger, or a Required Regulatory Approval shall not have been obtained or shall not be in full force and effect or any other action shall have been taken, by any court or other governmental entity, that, in such case, could reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iii) of paragraph (a) above;

                  (c) (i) any of the representations and warranties of the Company contained in the Agreement is not complete and accurate, individually or in the aggregate with the other representations and warranties of the Company contained in the Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to materiality or to Material Adverse Effect, in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company, as if such representations and warranties were made as of such time on or after the date of the Agreement (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall not be so complete and accurate in a manner that has, or could reasonably be expected to have, a Material Adverse Effect on the Company as of such specific date); or (ii) any of the representations and warranties contained in Section 3.1(f) or

Section 3.1(h) are not complete and accurate in all material respects as of such time on or after the date of the Agreement; provided that for the purposes of this provision, the representations and warranties contained in Section 3.1(h) shall be deemed complete and accurate in all material respects if they are complete and accurate in all material respects with respect to the Significant Subsidiaries listed on Schedule 6.1-E, (iii) the Company has breached in any material respect any covenant or agreement contained in the Agreement and has not cured that breach within ten Business Days after written notice from Parent or prior to the expiration of the Offer, if earlier, or (iv) any change or event shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect on the Company;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation;
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or a member state of the European Union;
(iii) any limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; (iv) a suspension of, or limitation on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad; (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or a member state of the European Union; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or a worsening thereof;

                  (e) the Company Board (or any special committee thereof) shall have withdrawn, modified or changed in any manner adverse to Parent or Acquisition its approval or recommendation of the Offer, the Merger or the Agreement or resolved to do any of the foregoing;

                  (f) the Company shall have entered into or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or the Company Board shall have resolved to do any of the foregoing;

                  (g) any Person, other than Parent or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of Company Common Stock, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding shares of Company Common Stock; or

                  (h) the Agreement shall have been terminated in accordance with its terms.

         The conditions set forth in clauses (a) through (h) are for the sole benefit of Parent and Acquisition and may be asserted by Parent and Acquisition regardless of the circumstances giving rise to such condition and may be waived by Parent and Acquisition in whole or in part at any time and from time to time, by express and specific action to that effect, in their sole discretion. The failure by Parent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.